Exhibit 4.26

EXHIBIT C

price protection Agreement

Reference is made to that certain Convertible Loan Agreement dated as of August __, 2019 between CollPlant Biotechnologies Ltd. (the “Company”), and Ami Sagi, bearer of Israeli I.D. No. _______, an Israeli citizen (including his successors and assigns, “Sagi”), including any Schedules, Annexes and Exhibits thereto, as may be amended, supplemented or otherwise modified from time to time (the “Convertible Loan Agreement”).

WHEREAS, the Company and Sagi have entered into the Convertible Loan Agreement in connection with a loan that shall be extended to the Company in two tranches, and which may be automatically converted into ADSs, all subject to and in accordance with the terms and conditions of the Convertible Loan Agreement; and

WHEREAS, the Convertible Loan Agreement provides for an automatic conversion of the Principal into Conversion ADSs; and

WHEREAS, the Company and Sagi wish to add a price protection mechanism to the Conversion ADSs as a separate right of Sagi, independent from the terms of Convertible Loan Agreement;

NOW, THEREFORE, as set forth in this Price Protection Agreement (the “Agreement”) in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledge, the Company and Sagi (collectively: “Parties”) agree as follows:

Section 1. Definitions. Capitalized terms used and not otherwise defined in this Agreement shall have the meanings set forth in the Convertible Loan Agreement.

Section 2. Price Protection Mechanism. Subject to the satisfaction of the Condition for Automatic Conversion, from the date hereof and until the three (3) year anniversary of the First Closing Date, if the Company shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue, Ordinary Shares, Ordinary Share Equivalents or ADSs for cash consideration with a consideration per Ordinary Share that is less than the Per Ordinary Share Price (such lesser price is referred to herein as the “Discounted Per Ordinary Share Purchase Price”) (the foregoing, a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Company shall issue to Sagi, without the payment of additional consideration, in connection with such Dilutive Issuance, a number of additional ADSs (the “Dilution Shares”) equal to the following formula:

A X B	- B
Y

A= the Per Ordinary Share Price.

B = Sagi’s holdings in (i) Ordinary Shares and/or ADSs on the First Closing Date plus (ii) the Conversion ADSs and Warrant ADSs to the extent converted or exercised by the date of the Dilutive Issuance; plus (iii) Ordinary Shares and/or ADSs resulting from an exercise of the Company’s warrant issued to Sagi on March 7, 2018 to the extent exercised by the date of the Dilutive Issuance (collectively, the “Equity Holdings”) and which Equity Holdings are still held by Sagi on the date of the Dilutive Issuance;

Y = the Discounted Per Ordinary Share Purchase Price.

If ADSs, Ordinary Shares or Ordinary Share Equivalents are issued in a Dilutive Issuance for consideration other than cash, the per share price shall be the fair value of such consideration as determined in good faith by the Board of Directors of the Company. For the purposes of the consideration per share under this Section 2, the price per share for which one Ordinary Share is issuable upon the conversion, exercise or exchange of any Ordinary Share Equivalents shall take into account the sum of the amounts of consideration (if any) received or receivable by the Company with respect to one Ordinary Share or ADS upon the issuance or sale of such Ordinary Share Equivalents and upon conversion, exercise or exchange of such Ordinary Share Equivalents. On the date of closing of any transaction pursuant to which securities are issued for a Discounted Per Ordinary Share Purchase Price, the Company shall give Sagi a written notice thereof. Notwithstanding anything to the contrary herein in this Section 2, this Section 2 shall not apply to an Exempt Issuance.

Sagi may, at his sole discretion, waive his right to receive any Dilution Shares under this Section 2.

Section 3. Miscellaneous. The provisions of Section 5 of the Convertible Loan Agreement are hereby incorporated by reference, mutatis mutandis.

Section 4. Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by fax or electronic scan, such as PDF), each of which shall be deemed to be an original, with the same effect as if the signatures hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (including by fax or electronic scan, such as PDF) to the other Party.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

COLLPLANT Biotechnologies LTD.		Address for Notice:

By:		Fax:
Name: Yehiel Tal
	Title: CEO	E-Mail: yehiel@collplant.com; eran@collplant.com

By:
Name: Eran Rotem
Title: Deputy CEO &CFO

With a copy to (which shall not constitute notice):

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SIGNATURE PAGE FOR HOLDER FOLLOWS]

[SagI SIGNATURE PAGES TO the price protection AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name: ________________________________________________________

Email Address: _________________________________________________

Facsimile Number: _______________________________________________

Address for Notice:

With a copy to (which shall not constitute notice):

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